Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MAKO SURGICAL CORP.
     MAKO Surgical Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
     1. This Amendment (this “Amendment”) to the Corporation’s Second Amended and Restated Certificate of Incorporation, as heretofore amended, supplemented and restated (the “Certificate of Incorporation”), has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.
     2. This Amendment amends Article 4 of the Certificate of Incorporation by deleting the existing Section 4.1 in its entirety and substituting therefore a new Section 4.1 to read in its entirety as follows:
     “4.1 Authorized Shares; Reverse Stock Split
     4.1.1 Authorized Shares.
          The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred Million (100,000,000) of which Sixty Million (60,000,000) of such shares shall be Common Stock, having a par value of $0.001 per share (“Common Stock”), and Forty Million (40,000,000) of such shares shall be Preferred Stock, having a par value of $0.001 per share (“Preferred Stock”).
     4.1.2 Reverse Stock Split.
          Effective upon the filing of this Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 3.03 shares of the Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.001 par value per share (“New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by 3.03 shall, with respect to such fractional shares, be entitled to receive from the Corporation cash in an amount equal to the fair market value of such fractional shares determined by the Board of Directors as of the Effective Time. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates and upon request for a new certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”
     3. This Amendment amends Section 4.4.5(d) of the Certificate of Incorporation by deleting the existing Section 4.4.5(d)(v) in its entirety.
     4. This Amendment amends Section 4.5.5(d) of the Certificate of Incorporation by deleting the existing Section 4.5.5(d)(v) in its entirety.
     5. This Amendment amends Section 4.6.5(d) of the Certificate of Incorporation by deleting the existing Section 4.6.5(d)(v) in its entirety.
     6. This Amendment amends the last sentence of Section 4.4.5(b)(ii) of the Certificate of Incorporation by deleting such last sentence in its entirety and replacing it with the following:
“In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock, as determined by the Board of Directors.”
     7. This Amendment amends the last sentence of Section 4.5.5(b)(ii) of the Certificate of Incorporation by deleting the such last sentence in its entirety and replacing it with the following:
“In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock, as determined by the Board of Directors.”
     8. This Amendment amends the last sentence of Section 4.6.5(b)(ii) of the Corporation’s Second Amended and Restated Certificate of Incorporation by deleting such last sentence in its entirety and replacing it with the following:

“In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock, as determined by the Board of Directors.”
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Certificate of Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on the       th day of                , 2008.

MAKO Surgical Corp.
By:
	Name:	Menashe R. Frank
	Title:	Senior Vice President, General Counsel and Secretary